-------------------------
                                                            OMB APPROVAL
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                                                       OMB NUMBER:  3235-0145
                                                       Expires: October 31, 1997
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                                                       hours per form .....14.90
                                                       -------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                KeraVision, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   492061 10 6
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five-percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------                                     -------------------------------------------
CUSIP No. 492061 10 6                                                13G                                Page 2 of 9 Pages
          -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Montgomery Medical Ventures, L.P.
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)     [ ]
                                                                                    (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH              0
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                      6
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                      0
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                      6
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                     [ ]

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                               *See Instructions Before Filling Out!

----------------------------------------------------                                     -------------------------------------------
CUSIP No. 492061 10 6                                                13G                                Page 3 of 9 Pages
          -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Montgomery Medical Partners, L.P.
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)     [ ]
                                                                                    (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH              0
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                      6
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                      0
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                      6
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                     [ ]

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                               *See Instructions Before Filling Out!

----------------------------------------------------                                     -------------------------------------------
CUSIP No. 492061 10 6                                                13G                                Page 4 of 9 Pages
          -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Jack Olshansky
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)     [ ]
                                                                                    (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH              38,126
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                      6
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                      38,126
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                      6
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              38,132
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                     [ ]

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                               *See Instructions Before Filling Out!

----------------------------------------------------                                     -------------------------------------------
CUSIP No. 492061 10 6                                                13G                                Page 5 of 9 Pages
          -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Steven N. Weiss
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)     [ ]
                                                                                    (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                                  (includes options for 5,832 shares exercisable
   REPORTING PERSON WITH              24,067                within 60 days of 12/31/97)
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                      0
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                                            (includes options for 5,832 shares exercisable
                                      24,067                within 60 days of 12/31/97)
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                      0
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        (includes options for 5,832 shares exercisable
              24,067                    within 60 days of 12/31/97)
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                     [ ]

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                               *See Instructions Before Filling Out!

                                                                          Page 6
                                                                          Of   9

Item 1.
--------------------------------------------------------------------------------
(a)  Name of Issuer
        KeraVision, Inc.
--------------------------------------------------------------------------------
(b)  Address of Issuer's Principal Executive Offices
        48630 Milmont Drive, Fremont, CA 94538
--------------------------------------------------------------------------------

Item 2.
--------------------------------------------------------------------------------
(a)  Name of Person(s) Filing

           Entities:    Montgomery Medical Ventures, L.P. ("MMV")
                        Montgomery Medical Partners, L.P. ("MMP")

        Individuals:    Jack Olshansky, General Partner of MMP ("JO")
                        Steven N. Weiss, Limited Partner of MMP ("SW")
                            and Director of KeraVision, Inc.
--------------------------------------------------------------------------------
(b)     Address of Principal Business Office or, if None, Residence:
                        3645 Grand Avenue, Suite 302, Oakland, CA 94610
--------------------------------------------------------------------------------
(c)  Citizenship
        Entities:       MMV; California
                        MMP; California

     Individuals:       JO; United States of America
                        SW; United States of America
--------------------------------------------------------------------------------
(d)     Title of Class of Securities
                        Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
(e)  CUSIP Number
                        492061 10 6
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: NOT APPLICABLE

--------------------------------------------------------------------------------
(a) [ ]  Broker or Dealer registered under Section 15 of the Act
(b) [ ]  Bank as defined in section 3(a)(6) of the Act
(c) [ ]  Insurance Company as defined in section 3(a)(19) of the act
(d) [ ] Investment Company registered under section 8 of the Investment Company Act
(e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
(g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
--------------------------------------------------------------------------------

                                                                          Page 7
                                                                          Of   9

Item 4.  Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, Of 9 or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

--------------------------------------------------------------------------------
ENTITIES:                                 MMV             MMP
(a)  Amount Beneficially Owned        ------------    ------------
                                      Less than 5%    Less than 5%
--------------------------------------------------------------------------------
(b)  Percent of Class
--------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote
--------------------------------------------------------------------------------
     (ii)  Shared power to vote or to direct the vote
--------------------------------------------------------------------------------
     (iii) Sole power to dispose or to direct the disposition of
--------------------------------------------------------------------------------
     (iv)  Shared power to dispose or to direct the disposition of
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INDIVIDUALS:                        Olshansky               Weiss
(a)  Amount Beneficially Owned     ------------          ------------
                                   Less than 5%          Less than 5%
--------------------------------------------------------------------------------
(b)  Percent of Class
--------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote
--------------------------------------------------------------------------------
     (ii)  Shared power to vote or to direct the vote
--------------------------------------------------------------------------------
     (iii) Sole power to dispose or to direct the disposition of
--------------------------------------------------------------------------------
     (iv)  Shared power to dispose or to direct the disposition of
--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class
--------------------------------------------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
--------------------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

--------------------------------------------------------------------------------
Under certain  circumstances  set forth in MMV's and MMP's  limited  partnership agreements, the general partners and limited partners of each such partnerships have the right to receive dividends from or the proceeds from the sale of common stock of the Issuer owned by MMV.
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

--------------------------------------------------------------------------------

      NOT APPLICABLE
--------------------------------------------------------------------------------

                                                                          Page 8
                                                                          Of   9

Item 8.  Identification and Classification of Members of the Group

--------------------------------------------------------------------------------
        NOT APPLICABLE
--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group

--------------------------------------------------------------------------------
        NOT APPLICABLE
--------------------------------------------------------------------------------

Item 10.  Certification           (The following certification shall be included
                                  if the  statement  is filed  pursuant  to Rule
                                  13d-1(b):)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Exhibit A:  Joint Filing Statement


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in statement is true, complete and correct.


Date      2/4/98


Montgomery Medical Ventures, L.P.
  By:  Montgomery Medical Partners, L.P.
  By:  Jack Olshansky, General Partner                 /s/ Jack Olshansky
                                                  ------------------------------

Montgomery Medical Partners, L.P.
  By:  Jack Olshansky, General Partner                 /s/ Jack Olshansky
                                                  ------------------------------

Jack Olshansky                                         /s/ Jack Olshansky
                                                  ------------------------------

Steven N. Weiss                                        /s/ Steven N. Weiss
                                                  ------------------------------

                                                                          Page 9
                                                                          Of   9

                                   Exhibit A


                             JOINT FILING STATEMENT

Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Dated: February 4, 1998
       ----------------


                                Montgomery Medical Ventures, L.P.

                                By:  Montgomery Medical Partners, L.P.

                                By:     /s/ Jack Olshansky
                                   -----------------------------
                                        Jack Olshansky
                                        General Partner


                                Montgomery Medical Partners, L.P.


                                By:     /s/ Jack Olshansky
                                   -----------------------------
                                        Jack Olshansky
                                        General Partner


                                        /s/ Jack Olshansky
                                ----------------------------------
                                        Jack Olshansky


                                        /s/ Steven N. Weiss
                                ----------------------------------
                                        Steven N. Weiss